TOPO! map printed on 10/20/04 from "NEVADA.tpo" and "Untitled.tpg"


115°33.000' W
115°32.000' W
115°31.000' W
WGS84 115°30.000' W
35°49.000' N
35°48.000' N
R 57E
R 58E
T 24 S
T 25 S
WHALE MINE
WHALE 1
WHALE 2
PROSPECTS
GRAVEL PIT
2-303
2-304
975.3 T
1057 AT
TAO MINERALS LTD.
WHALE PROPERTY
CLARK COUNTY, NEVADA
CLAIM MAP
SCALE: As Shown
DATE: Oct. 17, 2004
FIGURE: 2
TN
MN
13½°
0
.5
1 MILE
1000 FEET
500
1000 METERS

Printed from TOPO! ©2001 National Geographic Holdings (www.topo.com)